Press Release iStar Reports Third Quarter 2020 Results NEW YORK, November 3, 2020 iStar Inc. (NYSE: STAR) today reported results for the third quarter ended September 30, 2020. Highlights include: o Unrealized gain on Safehold investment increased to $1.2 billion o Continued recycling of legacy assets into lower risk investments o Strong balance sheet with weighted average debt maturity profile of approximately 4.5 years o Net income (loss) of ($0.03) per diluted common share o Adjusted earnings of $0.29 per diluted common share “As transaction activity in the real estate markets begins to increase, iStar is well positioned to continue delivering modern ground lease capital to customers across the country,” said Jay Sugarman, Chairman and Chief Executive Officer. “With the unrealized gain on our investment in Safehold now well over $1 billion, we are focused on helping more market participants understand the significant intrinsic value of our platform and the large opportunity still ahead of us.” The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below: 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com

Dial-In: 844.291.5494 International: 409.207.6995 Access Code: 8381806 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on November 3, 2020 through 12:00 a.m. ET on November 17, 2020 by calling: Replay: 866.207.1041 International: 402.970.0847 Access Code: 7947936    iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com